Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 456-4533

matt@haydenir.com

Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 8/5/04

Iteris Holdings, Inc. Reports Fiscal First Quarter Results

Record Quarterly Revenues in both AutoVue and Vantage Product

Anaheim, California — August 05, 2004 – Iteris Holdings, Inc. (OTCBB: ITRSA & ITRSB), a leading provider of traffic optimization and safety technology, today reported financial results for the fiscal first quarter ended June 30, 2004.

For the first quarter, Iteris Holdings, Inc. (the “Company”) reported net sales and contract revenues of $11.4 million, compared to $11.5 million in the first quarter of the previous fiscal year.  Product sales increased to $6.9 million for the quarter compared to $5.8 million in the year ago period, while contract revenues declined to $4.5 million for the first quarter compared to $5.8 million in the year ago period. The Company reported operating income of $556,000, compared to an operating loss of $147,000 reported in the first quarter of the previous fiscal year. The Company’s gross profits on product sales increased to 48.6 percent from 46.2 percent, reflecting increased margin performance in its AutoVue™ product line.  Operating expenses decreased 6.4 percent to $4.4 million; principally reflecting reduced expenses for research and development. Net income for the current year fiscal first quarter was $1.0 million, or $0.04 per diluted share, compared to the net loss of $2.0 million, or $0.13 per diluted share, in the first quarter of the previous fiscal year, which included losses of $695,000 related to discontinued operations. Net income in the current quarter benefited from a $949,000 gain related to the settlement of litigation with the Michigan Department of Transportation.

Jack Johnson, President and CEO of Iteris, Inc. commented, “Iteris achieved strong overall revenue performance in its first quarter despite the continued softness in the market for traffic systems consulting and services. Record revenues in the first quarter related to AutoVue lane departure warning systems increased 176.1 percent, compared to the first quarter of the previous fiscal year, and increased 29.4 percent sequentially.  Revenues derived from Vantage sales reached a new quarterly record for Iteris and we are off to a strong start in fiscal 2005 with a 14.4 percent sequential increase compared to the preceding quarter. Although revenue in the quarter from systems consulting and contract services decreased compared to the first quarter of last year, we are encouraged by a marked increase in new contract awards adding to current backlog, and we are confident that this market will benefit substantially from the passage of a new Federal Highway Bill which is currently pending before Congress.”

Additional Highlights of Quarter Ended June 30, 2004:

•                  Nissan announced that our AutoVue lane departure warning system will be available on 2005 models of Nissan’s luxury brand Infiniti FX and M-45 passenger cars.

•                  AutoVue lane departure warning is in field-testing on approximately 25 North American commercial fleets. These fleets have approximately 45,000 heavy trucks in operation.

•                  The Company received an order for 146 Vantage Video Detection Systems for the City of Houston.

•                  Vantage sales order bookings increased 66.9 percent compared to the first quarter of last year and backlog of $4.4 million, increased 6.2 percent compared to backlog at March 31, 2004.

•                  New orders for systems consulting and services activities totaled $6.1 million, a 64.9 percent increase over the first quarter of last fiscal year, and a 79.4 percent sequential increase. Backlog of $13.1 million at June 30, 2004 increased 7.4 percent compared to order backlog at March 31, 2004.

•                  The Company issued an aggregate of $15.1 million in new senior and subordinated debt in May 2004. The proceeds were used to successfully repurchase the preferred minority shareholding interest in Iteris, Inc.  The minority interest at August 5, 2004 is 8.1 percent.

About Iteris Holdings, Inc.

Iteris Holdings, Inc. is the majority stockholder of Iteris, Inc., a leading provider of outdoor machine vision systems and sensors that enhance driver safety and optimize the flow of traffic. We have combined outdoor image processing, traffic engineering and information technology to offer a broad range of transportation and safety solutions. Iteris Holdings and Iteris, Inc. are headquartered in Anaheim, California. Investors are encouraged to contact us at 714.774.5000 or at www.iteris.com.

Important Notice

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; our ability to obtain stockholder approval of the restructuring, and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris Holdings, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	March 31, 2004
ASSETS:	(unaudited)

Cash	$721	$2,612
Trade accounts receivable and notes receivable	8,288	8,380
Costs and estimated earnings in excess of billings on uncompleted contracts	2,243	2,653
Inventory	3,642	3,598
Prepaid expenses	583	323
Deferred tax assets	821	821
Total current assets	16,298	18,387
Property, plant and equipment, net	1,614	1,642
Goodwill and other intangible assets, net	21,660	9,807
Other assets	708	215
Total assets	$40,280	$30,051

Total current liabilities	$8,588	$9,018
Revolving line of credit	1,064	—
Deferred gain on sale of building	1,633	1,774
Notes payable	4,523	891
Convertible debentures	10,100	—
Minority interest	610	17,745
Total stockholders’ equity	13,762	623
Total liabilities and stockholders’ equity	$40,280	$30,051

ITERIS HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Three Months Ended June 30,
	2004	2003
Net sales and contract revenues:
Net sales	$6,903	$5,755
Contract revenues	4,538	5,775
Total net sales and contract revenues	11,441	11,530

Costs and expenses:
Cost of sales	3,546	3,096
Cost of contract revenues	2,946	3,887
Gross profit	4,949	4,547
Selling, general and administrative expense	3,600	3,650
Research and development expense	793	1,044
Total operating expenses	4,393	4,694
Operating income (loss)	556	(147)
Non-operating income (expense):
Other income, net	923	—
Interest expense, net	(70)	(32)
Income (loss) before income taxes	1,409	(179)
Income tax expense	(75)	(220)
Income (loss) from continuing operations before minority interest	1,334	(399)
Minority interest in earnings of subsidiary	(368)	(860)
Income (loss) from continuing operations	966	(1,259)
Loss from discontinued operations	—	(695)
Net income (loss)	966	$(1,954)
Income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.04	$(0.08)
Loss from discontinued operations	0.00	(0.05)
Income (loss) per share	$0.04	$(0.13)
Diluted:
Income (loss) from continuing operations	$0.04	$(0.08)
Loss from discontinued operations	0.00	(0.05)
Income (loss) per share	$0.04	$(0.13)
Shares used in calculating income (loss) per share:
Basic	23,434	15,117
Diluted	24,865	15,117